TRADEMARK LICENSE AGREEMENT

     This Trademark License Agreement (this “Agreement”) is entered into as of _____________, 2010 (the “Effective Date”), by and between Vishay Intertechnology, Inc., a corporation organized under the laws of the State of Delaware (“VSH”) and Vishay Precision Group, Inc., a corporation organized under the laws of the State of Delaware (“VPG”).

RECITALS

     WHEREAS, VSH owns all right, title and interest in and to the Name (as hereinafter defined) and Mark (as hereinafter defined) VISHAY, used alone or in connections with other terms;

     WHEREAS, VPG desires to use the Licensed Marks (as hereinafter defined) on and in connection with the design, development, manufacture, marketing, provision and performance of VPG Products and Services (as hereinafter defined);

     WHEREAS, VSH is willing to grant to VPG, and VPG is willing to accept, the right to use the Licensed Marks in accordance with and subject to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:

ARTICLE 1
LICENSE OF RIGHTS

     Section 1.1 Rights Licensed. Subject to the terms of this Agreement, VSH hereby grants to VPG, and VPG hereby accepts, a limited, exclusive, royalty-free right and license, to use, directly or indirectly through subcontractors, the Marks (as defined below) and Names (as defined below) listed on Schedule A (the “Licensed Marks”) in connection with the design, development, manufacture, marketing, provision and performance of the products and services of VPG listed on Schedule B (the “VPG Products and Services”). Any use of the Licensed Marks on products other than those on Schedule B is subject to advance written approval by VSH. As used herein, “Mark” shall mean any trademark, service mark or logo, and “Name” shall mean any entity name or trade name.

     Section 1.2 Special ‘Mil’ Rights and SCDs (Customer Source Control Drawings) Licensed. In recognition of the cost, difficulty and bureaucracy involved in attempting to change the voluminous documentation and specifications related to foil resistor products qualified to the Mil spec system used by the military and other special needs customers, this Mil rights license grant is made. Subject to the terms of this Agreement, VSH hereby grants to VPG, and VPG hereby accepts, a limited, exclusive, royalty-free right and license, to display VISHAY alone (i.e. without any other terms) (the “Licensed Mil Mark”) as a marking on foil resistor products qualified to the Mil spec system, i.e. built on “Mil Qualified” product lines or SCDs (Customer Source Control Drawings), existing as of the Effective Date or referred to in Mil drawings or SCDs (Customer Source Control Drawings) existing as of the Effective Date, and on Mil drawings and SCDs relating thereto.

     Section 1.3 Term and Territory. The licenses granted hereby shall be in perpetuity so long as this Agreement has not been terminated by its terms (the “Term”) and shall apply throughout the world (the “Territory”). In the event the Term terminates, VPG agrees that within twenty-four (24) months thereafter, VPG will change its corporate name so as not to include the term VISHAY.

     Section 1.4 Rights in VPG. For the avoidance of doubt, this Agreement shall not restrict VPG from using the acronym “VPG” in any Name, or in any Mark, so long as such Name or Mark does not contain VISHAY (except as otherwise permitted pursuant hereto).

     Section 1.5 Document and Part Numbers. VPG shall be permitted to use any document number on data sheets, package drawings, instructions or other materials posted to the internet (each a “Document Number”) or any SKU number, part number, or other number and/or letter sequence printed on or identified with any part (each a “Part Number”) on or in connection with VPG Products and Services, so long as such Document Number or Part Number does not contain the prefix or suffix VSH.

     Section 1.6 VPG Acknowledgement. VPG acknowledges and agrees that: (i) VSH is the sole and exclusive owner of all right, title and interest in and to the Licensed Marks; (ii) all goodwill associated with the Licensed Marks shall inure to the sole and exclusive benefit of VSH; and (iii) nothing in this Agreement or any related agreement, instrument or document shall be construed to give VPG any legal or beneficial ownership interest in or title to the Licensed Marks.

     Section 1.7 Absence of VSH Representations. VPG agrees and acknowledges that VSH makes no representation or warranty with respect to: (i) VSH’s right, title and interest in and to the Licensed Marks, (ii) the absence of any action related to or concerning the Licensed Marks, the outcome of which could be materially adverse to the rights granted to VPG under this Agreement; or (iii) the absence of any claim, or basis for any claim, that the use of the Licensed Marks by VPG under this Agreement violates the rights of any person.

     Section 1.8 Restrictions.

          (a) During the Term, and subject to section 1.8(e), VSH shall not, under a Mark or Name which includes the term VISHAY immediately followed by the term PRECISION: (i) directly or indirectly, design, develop, manufacture, market or provide any products, except to the extent such usage exists (and limited to those products with respect to which such usage exists) immediately following the Effective Date; or (ii) use such Mark or Name in connection with any aspect of its business, operations or affairs, whether conducted directly or indirectly, and whether or not such usage would otherwise require permission of VPG, except to the extent such usage is not otherwise prohibited by clause (i) of this paragraph. Without limitation, the foregoing restriction shall apply to the legal name or fictitious name ("d/b/a") of any subsidiary of VSH or any other entity under the control of VSH.

          (b) During the Term, VSH shall not, under a Mark or Name which includes the acronym “VPG”: (i) directly or indirectly, design, develop, manufacture, market or provide any products that overlap (i.e. compete) with any products within the product range of VPG or any of its subsidiaries as constituted immediately following the Effective Date; or (ii) use such acronym in connection with any aspect of its business, operations or affairs, whether conducted directly or indirectly, and whether or not such usage would otherwise require permission of VPG, except to the extent such usage is not otherwise prohibited by clause (i) of this paragraph. Without limitation, the foregoing restriction shall apply to the legal name or fictitious name ("d/b/a") of any subsidiary of VSH or any other entity under the control of VSH.

          (c) During the Term, except as otherwise permitted pursuant to this Agreement, VPG shall not, under a Mark or Name which includes the term VISHAY INTERTECHNOLOGY or VISHAY, or under the acronym VSH: (i) directly or indirectly, design, develop, manufacture, market or provide any products that overlap (i.e. compete) with any products within the product range of VSH or any of its subsidiaries as constituted immediately following the Effective Date; or (ii) use such Mark, Name or acronym in connection with any aspect of its business, operations or affairs, whether conducted directly or indirectly, and whether or not such usage would require permission of VSH, unless the term VISHAY is immediately followed by the term PRECISION (so long as the term PRECISION has no less prominence than the term VISHAY and such Name does not include the term VISHAY together with the term INTERTECHNOLOGY), except to the extent such usage is not otherwise prohibited by clause (i) of this paragraph. Without limitation, the foregoing restriction shall apply to the legal name or fictitious name ("d/b/a") of any subsidiary of VPG or any other entity under the control of VPG.

          (d) For the avoidance of doubt, nothing in this Section 1.8 shall be construed to impose any restriction on the right of VPG to use the corporate name “Vishay Precision Group, Inc.” (i) in association with its business with respect to the VPG Products and Services, or (ii) with respect to the design, development, manufacture, marketing, provision or performance of goods and services other than the VPG Products and Services, so long as such other goods and services are not designed, developed, manufactured, marketed, provided or performed under a Mark containing the term VISHAY.

          (e) For the avoidance of doubt, nothing in this Section 1.8 shall be construed to impose any restriction on the right of VSH to use the term PRECISION in a descriptive manner (but not as a Mark or Name) in connection with the design, development, manufacture, marketing, provision or performance of any goods or services, so long as the term PRECISION does not immediately follow the term VISHAY. A non-exhaustive, representative list of descriptive uses of the term PRECISION permissible by VSH, in marketing materials, engineering documents, data handbooks and packaging and similar materials, is shown on Schedule C.

ARTICLE 2
STANDARDS AND COMPLIANCE

     Section 2.1 Standards. All VPG Products and Services designed, developed, manufactured, marketed, provided or performed under the Licensed Marks, as applicable, shall be of high quality, free of material defects and performed with integrity and in a professional manner and shall be in compliance with applicable law (the “Standards”).

     Section 2.2 Compliance Procedures.

          (a) VPG shall maintain appropriate process and quality controls with respect to the VPG Products and Services designed, developed, manufactured, marketed, provided or performed under the Licensed Marks to assure compliance with the Standards.

          (b) VSH, itself or through its representatives, shall have the right to request and receive from VPG, from time to time at reasonable intervals and upon payment to VPG of its reasonable charges, representative samples of VPG Products and copies of all marketing materials for VPG Products and Services designed, developed, manufactured, marketed, provided or performed under the Licensed Marks (“Promotional Materials”). If, in the commercially reasonable judgment of VSH, any VPG Products and Services or Promotional Materials do not conform to the Standards or are not otherwise in accord with this Agreement, VSH shall so notify VPG, and the parties shall work together in good faith in order that VPG will remedy such non-conformity or non-compliance. Any dispute under this Section shall be resolved in accordance with the resolution procedures referred to in Section 5.16.

     Section 2.3 Transition Period Activities. Notwithstanding anything to the contrary herein, VPG shall be permitted to use the Licensed Marks in the manner and for the periods set forth below.

          (a) Products: From the Effective Date until December 31, 2012 (the “Initial Period”), VPG shall have the right to display VISHAY alone (i.e. without any other terms) as a marking on foil resistor products provided to any and all customers, and in drawings relating thereto. For a subsequent period of twenty-four (24) months following the Initial Period, i.e. until December 31, 2014, VPG shall have the right to sell existing inventory of foil resistor product displaying the marking VISHAY to VPG customers in existence as of the last day of the Initial Period. Beginning January 1, 2015, VGP shall have no right, other than as permitted by Section 1.2, to display VISHAY alone as a marking on any product or in any drawings.

          (b) Literature: For a period of twelve (12) months following the Effective Date, VPG shall have the right to distribute marketing materials, Data sheets, business cards, letter heads and forms displaying the term VISHAY in the manner such term in displayed in such materials as of the Effective Date. After that time, all marking of VPG literature shall comply with the terms of the license grants hereunder.

          (c) Signage: For a period of twelve (12) months following the Effective Date, VPG shall have the right to display the term VISHAY on office signage in the manner such term is displayed as of the Effective Date. After that time, all VPG signage shall comply with the terms of the license grants hereunder.

ARTICLE 3
ADDITIONAL MARKS; REGISTRATION OF MARKS; ENFORCEMENT

     Section 3.1 Additional Licensed Marks. If VPG proposes to use any Mark or Name containing VISHAY that is not on Schedule A, prior to such use, VPG shall notify VSH in advance in writing, unless the term PRECISION immediately follows the term VISHAY in such Mark or Name (with the term PRECISION having no less prominence than the term VISHAY) and such Mark or Name does not include the term VISHAY together with the term INTERTECHNOLOGY. If VSH does not object in writing within thirty (30) business days after receipt of such notice, VSH shall be deemed to have approved the use of such Mark for the VPG Products and Services only, such Mark shall be deemed to be a Licensed Mark and such Mark shall be added to Schedule A. If VSH shall object to the use of a Mark by VPG, the parties shall resolve their dispute with respect to such objection in accordance with the resolution procedures referred to in Section 5.16. During the Term, VPG shall be permitted to use any Mark or Name in which the term VISHAY is immediately followed by the term PRECISION (so long as the term PRECISION has no less prominence than the term VISHAY and such Mark or Name does not contain the term VISHAY together with the term INTERTECHNOLOGY), on or in connection with the VPG Products and Services, without the need to seek consent to such use by VSH, and upon notification by VPG to VSH of any such use, such Mark or Name shall be added to Schedule A.

     Section 3.2 Registration of Licensed Marks. At VPG’s reasonable request and expense, VSH shall: (i) take all reasonably necessary steps to procure registration of any of the Licensed Marks for the VPG Products and Services; and (ii) maintain any and all such registrations in full force and effect during the Term so long as such Licensed Mark is being used by VPG, and VPG shall, at its sole expense, cooperate with VSH in connection with the forgoing. VPG shall not seek to register any of the Licensed Marks or any similar Marks, unless authorized by VSH in writing, and such registration shall be held by VPG on behalf of VSH.

     Section 3.3 Domain Names. VSH hereby licenses to, and approves of the use by VPG of the internet domain names containing the term VISHAY listed on Schedule D (“Licensed Domain Names”). VPG agrees that, in securing the registration of such domain names, it has acted as agent of VSH. If VPG proposes to secure the registration of any additional domain name containing the term VISHAY, it shall notify VSH in advance in writing, unless the term PRECISION immediately follows the term VISHAY in such domain name and such domain name does not include the term VISHAY together with the term INTERTECHNOLOGY. If VSH does not object in writing within thirty (30) business days after receipt of such notice, VSH shall be deemed to have approved VPG’s registration of such any such domain name, such domain name shall be deemed to be a Licensed Domain Name and such domain name shall be added to Schedule D. If VSH shall object to the registration of a domain name by VPG, the parties shall resolve their dispute with respect to such objection in accordance with the resolution procedures referred to in Section 5.16. Without the written consent of VSH, under no circumstances shall VPG transfer or assign the registration of any Licensed Domain Name to any person other than a wholly-owned subsidiary without the written consent of VSH or any other person to whom VPG is permitted to assign sublicense or otherwise transfer its rights under this Agreement pursuant to Section 5.5.

     Section 3.4 Display of Marks. The parties agree that it is in their mutual best interest that, and shall cooperate so that, subject to Section 1.2, the Licensed Marks utilized by VPG shall appear distinctive from Marks utilized by VSH, and the Marks utilized by VSH shall appear distinctive from the Licensed Marks utilized by VPG. Any dispute with respect to the appearance of a Licensed Mark or a VSH Mark shall be resolved in accordance with the resolution procedures referred to in Section 5.16 .

     Section 3.5 Legal Notices. VPG shall, to the extent commercially practicable, place appropriate notices (e.g. ® or ™) to designate the Licensed Marks as trademarks or service marks.

     Section 3.6 Enforcement.

          (a) VPG shall, at its own reasonable expense, cooperate fully and promptly with VSH in the protection of VSH’s rights in the Licensed Marks, in such manner and to such extent as VSH may reasonably request.

          (b) Each party shall promptly advise the other party in writing of any actual or potential infringement, or any other unauthorized use of or violation of any of the Licensed Marks of which it becomes aware (each an “Infringement”). VSH may take such action as it, in its sole discretion, deems necessary or advisable to stop any Infringement. VPG may request in writing that VSH institute an action to stop an Infringement. If VSH receives such a written request and does not institute such action within thirty (30) days, VPG shall be entitled to institute such action as it deems necessary or advisable to stop the Infringement, in which VSH shall be entitled to join. The party not taking the lead in any action shall cooperate fully with the other party at the other party’s reasonable request and expense.

          (c) Any monetary recovery or sums obtained in settlement of any action to stop an Infringement shall be allocated between VSH and VPG as shall be fair and equitable, taking into account their actual out-of-pocket costs and expenses, including reasonable attorneys’ fees, and the damages sustained by each of them. Any dispute with respect to the allocation of recoveries shall be resolved in accordance with the resolution procedures referred to in Section 5.16.

ARTICLE 4
TERMINATION

     Section 4.1 Termination by VSH.

          (a) This Agreement may be terminated by VSH if:

     (i) VPG shall (x) willfully, intentionally and in bad faith breach any material provision of this Agreement or (y) willfully, intentionally and in bad faith fail to cure any other breach, (A) if under clause (x), such breach is not capable of cure; or (B) if under either clause (x) or (y), such breach is capable of cure, VSH has given written notice of such breach to VPG, and such breach has not been cured, or VSH has not commenced taking (and is not continuing to take) reasonable bona fide steps to cure such breach, within sixty (60) days of such notice; or

     (ii) subject to and except as otherwise provided in Section 5.5, VPG shall, without the written consent of VSH, willfully and intentionally and in bad faith purport to assign, delegate or otherwise transfer any of its rights, benefits, powers, duties responsibilities or obligations under this Agreement in violation of this Agreement; or

     (iii) VPG shall abandon the use of the Licensed Marks; or

     (iv) VPG shall file a petition under Chapter 7 of the U.S. Bankruptcy Code, or a petition under Chapter 7 of the U.S. Bankruptcy Code shall be filed involuntarily against VPG and shall not be dismissed within 90 days after VPG receives notice of such filing.

          (b) To effect the termination of this Agreement, VSH shall deliver to VPG a written notice of termination, which notice shall specify the basis therefor in reasonable detail and an effective date of termination not less than ninety (90) days after the date of delivery to VPG of the notice. If VPG disputes the right of VSH to terminate this Agreement under any of clauses (i), (ii) or (iii) of Section 4.1(a) and invokes the dispute resolution procedures referenced in Section 5.16 no later than fifteen (15) days after VPG has received notice of termination from VSH, and within such fifteen (15) day period provides notice thereof to VSH in writing, then if and only so long as VPG is in compliance with the procedures referenced in Section 5.16, termination shall not be deemed effective until (i) it shall be determined in accordance with the procedures referenced in Section 5.16 that VSH is entitled to terminate this Agreement or (ii) the parties shall otherwise agree.

          (c) If VPG in good faith disputes that VSH has a valid basis for termination, the parties shall resolve such dispute in accordance with the resolution procedures referred to in Section 5.16.

          (d) Nothing in this Section shall relieve VPG of liability for breach of this Agreement, whether or not VSH is entitled to terminate this Agreement on account of such breach.

     Section 4.2 Termination of Rights. Upon the termination of this Agreement, all rights of VPG granted hereunder shall terminate, and any registration of the foregoing by VPG shall, at VSH’s discretion, be abandoned or transferred to VSH. Notwithstanding the foregoing, VPG shall have the right to dispose of its then existing inventory of VPG Products and/or Promotional Materials bearing the Licensed Marks for a period of up to one (1) year from the date of termination of this Agreement. All costs associated with the foregoing shall be borne by VPG.

     Section 4.3 Survival. All rights and remedies of the parties in respect of any breach of this Agreement occurring prior to the effective date of its termination shall survive the termination of this Agreement. In addition, the following provisions of this Agreement shall explicitly survive its termination: Section 1.6 (“VPG Acknowledgment”); Section 1.7 (“Absence of VSH Representations”); Section 4.1(d) (“Termination by VSH”); Section 4.2 (“Termination of Rights”); this Section 4.3 (“Survival”); and Article 5 (“Miscellaneous”).

ARTICLE 5
MISCELLANEOUS

     Section 5.1 Notices. All notices, demands and other communications required to be given to a party hereunder shall be in writing and shall be deemed to have been duly given if and when personally delivered; one business day after being sent by a nationally recognized overnight courier; when transmitted by facsimile and actually received; or five (5) days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to such party at the relevant street address or facsimile number set forth below (or at such other street address or facsimile number as such party may designate from time to time by written notice in accordance with this provision):

If to VSH:	With a copy to:

Vishay Intertechnology, Inc.	Kramer Levin Naftalis & Frankel LLP
63 Lancaster Avenue	1177 Avenue of the Americas
Malvern, PA 19366	New York, New York 10036
Attn: Dr. Lior Yahalomi, Chief Financial Officer	Attn: Abbe Dienstag, Esq.
Facsimile: (610) 889-2161	Facsimile: (212) 715-8000
Confirm: (610) 644-1300	Confirm: (212) 715-9100

If to VPG:	With a copy to:

Vishay Precision Group, Inc.	Pepper Hamilton LLP
3 Great Valley Parkway	3000 Two Logan Square
Malvern, PA 19355-1307	Eighteenth and Arch Streets
Attn: William M. Clancy,	Philadelphia, PA 19103-2799
Chief Financial Officer	Attn: Barry Abelson, Esq.
Facsimile: (484)-321-5300	Facsimile: (215) 981-4750
Confirm: (484)-321-5300	Confirm: (215) 981-4000

     Section 5.2 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, VSH and VPG agree to execute or cause to be executed and to record or cause to be recorded such other agreements, instruments and other documents, and to take such other action, as reasonably necessary or desirable to fully effectuate the intents and purposes of this Agreement.

     Section 5.3 Relationship of the Parties. This Agreement shall not be construed to place the parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. No party shall have any power to obligate or bind the other party in any manner whatsoever, except as specifically provided herein.

     Section 5.4 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Indemnified Parties (as hereafter defined), the provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors and permitted assigns, and are not intended to confer upon any person, except the parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder.

     Section 5.5 Assignment and Sublicense.

          (a) The license shall be assignable or sublicenseable to any direct or indirect Majority Owned Subsidiary of VPG, provided that VPG shall be responsible for the compliance by any such Majority Owned Subsidiary with the terms of this Agreement. As used herein, “Majority Owned Subsidiary of VPG” means any subsidiary of VPG (x) of which both over 50% of the voting securities and over 50% of the outstanding equity interests, whether voting or non-voting, are owned by VPG or by one or more of Majority-Owned Subsidiaries of VPG or by VPG and one or more of its Majority-Owned Subsidiaries, and (y) which is engaged in the design, development, manufacture, marketing, provision and performance of VPG Products and Services as part of the business of VPG under the management and control of VPG.

          (b) If VPG shall sell or transfer its business of the design, development, manufacture, marketing, provision and performance of VPG Products and Services substantially as an entirety, to a single purchaser or other single transferee, whether such sale or other transfer is structured as a sale of stock, assets or otherwise, and thereafter VPG shall cease to be engaged in such business, the purchaser or other transferee shall succeed to the rights and obligations of VPG under this Agreement; provided such purchaser or other transferee shall execute documentation in form and substance reasonably satisfactory to VSH agreeing to be bound by the terms of this Agreement. For the avoidance of doubt, the following actions shall not be deemed an assignment, delegation or other transfer of VPG’s rights, benefits, powers, duties, responsibilities or obligations under this Agreement or the license granted hereby or any interest therein: (1) assignment or transfer of the stock of VPG, including by way of a merger, consolidation, or other form of reorganization in which outstanding shares of VPG are exchanged for securities, or (2) any transaction effected primarily for the purpose of (A) changing VPG’s state of incorporation or (B) reorganizing VPG into a holding company structure such that, as a result of any such transaction, VPG becomes a wholly-owned subsidiary of a holding company owned by the holders of VPG’s securities immediately prior to such transaction.

          (c) Except as provided in this Section, the license granted hereby shall be non-assignable and non- sublicenseable. Any purported license or assignment in violation of this Agreement shall be void.

          (d) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     Section 5.6 Press Releases; Public Announcements. Neither party shall issue any release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that either party shall be permitted to make any release or public announcement that in the opinion of its counsel it is required to make by law or the rules of any national securities exchange of which its securities are listed; provided further that it has made efforts that are reasonable in the circumstances to obtain the prior approval of the other party.

     Section 5.7 Waiver of Defaults. Waiver by any party hereto of any default by the other party hereto of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or prejudice the rights of the other party thereafter to enforce each and ever such provision. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 5.8 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties hereto.

     Section 5.9 Indemnification. Each of the parties shall indemnify, defend and hold harmless the other party, each of its respective current and former directors, officers and employees, and each of their respective heirs, executors, successors and assigns (“Indemnified Parties”), from and against any and all liabilities relating to, arising out of or resulting from any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement by the indemnifying party. In addition, VPG shall indemnify, defend and hold harmless VSH and its other Indemnified Parties from and against any and all liabilities relating to, arising out of or resulting from the sale and/or provision of VPG Products and Services under the Licensed Marks. All indemnification procedures and payments shall be governed by Sections 5.6, 5.7 and 5.8 of the Master Separation Agreement between the parties, dated ________, 2010 (the “Master Separation Agreement”), as applicable.

     Section 5.10 LIMITATION OF LIABILITY. IN NO EVENT SHALL VSH OR VPG BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, COLLATERAL, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR FAILURE TO REALIZE EXPECTED SAVINGS OR OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND, ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS.

     Section 5.11 Confidential Information. VSH and VPG shall hold and shall cause each of their respective affiliates, directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all proprietary or confidential information, material or data of the other party that comes into its possession in connection with the performance by the parties of their rights and obligations under this Agreement. The provisions of Section 4.6 of the Master Purchase Agreement shall govern, mutatis mutandis, the confidentiality obligations of the parties under this Section.

     Section 5.12 Attorneys’ Fees. In any action hereunder to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees in addition to any other recovery hereunder.

     Section 5.13 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

     Section 5.14 Consent to Jurisdiction. Subject to the provisions referenced in Section 5.16, each of the parties irrevocably submits to the jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania for the purposes of any suit, action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 5.15. Each of the parties further agrees that service of process, summons or other document by U.S. registered mail to such parties address as provided in Section 5.1 shall be effective service of process for any action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section. Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Philadelphia, Pennsylvania of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby.

     Section 5.15 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that any party hereto shall be entitled to specific performance in addition to any other appropriate relief or remedy, if and to the extent that the remedy of specific performance is available in accordance with Section 8.2(g) of the Master Separation Agreement. Such party may, in its sole discretion, to the extent necessary to prevent serious and irreparable harm as contemplated by Section 8.2(g) of the Master Separation Agreement, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement.

     Section 5.16 Dispute Resolution. The procedures set forth in Article VIII of the Master Separation Agreement shall apply to the resolution of all disputes arising under this Agreement, except that all proceedings provided for therein shall be conducted in Philadelphia, Pennsylvania.

     Section 5.17 Entire Agreement. This Agreement and the Schedules hereto, as well as any other agreements and documents referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter.

     Section 5.18 Waiver of Jury Trial. Subject to Section 5.16, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     Section 5.19 Amendments. No provisions of this Agreement shall be deemed amended, modified or supplemented by any party hereto, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such amendment, supplement or modification.

     Section 5.20 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature, and each such counterpart shall be deemed an original instrument, and all of such counterparts together shall constitute but one agreement. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

VISHAY INTERTECHNOLOGY, INC.

By:
Name:
Title:

VISHAY PRECISION GROUP, INC.

By:
Name:
Title:

SCHEDULE A*

LICENSED MARKS

1.       Trademarks and Trade Names

VISHAY (with respect to Section 1.2 only)

VISHAY PRECISION

VISHAY FOIL RESISTORS

2.       Entity Names

Vishay - PM Belgium N.V.
Vishay - Waste Collection Systems Belgium N.V.
Vishay Tedea-Huntleigh (Beijing) Electronics Co., Ltd
Vishay Precision Measurement Trading (Shanghai) Co., Ltd.
Vishay Celtron Technologies (Tianjin) Co., Ltd
Vishay PME France SARL
Vishay Measurements Group France, S.A.S.
Vishay Precision Foil GmbH
Vishay Measurement Group GmbH
Vishay Transducers India Limited
Vishay Precision Transducers India Private Limited
Vishay PM Onboard (Ireland) Limited
Vishay Precision Israel Ltd.
Vishay Advanced Technologies, Ltd.
Vishay Precision Foil K.K.
Vishay Precision Holdings B.V.
Vishay - Waste Collection Systems B.V.
Vishay Revere Transducers Europe B.V.
Vishay Nobel AS
Vishay Precision Asia Investments Pte. Ltd.
Vishay Precision España S.L.
Vishay Nobel AB

Vishay Celtron Technologies, Inc.
Vishay Measurements Group UK Limited
Vishay PM Group Limited
Vishay PM Onboard Limited
Vishay Precision Group, Inc.
Vishay Measurements Group, Inc.
Vishay Transducers Ltd.
Vishay Precision Foil, Inc.
Vishay BLH, Inc.

____________________

* Note that this Schedule A does not include the Marks set forth on Attachment 1 to Schedule 1.3 or the entity names set forth on Schedule 2.4(a)(iii) (which are not otherwise listed on this Schedule A) to the Master Separation Agreement, inasmuch as those Marks and entity names are owned by VPG and no license from VSH is required for VPG’s use of such Marks and entity names.

SCHEDULE B

VPG PRODUCTS AND SERVICES

  Foil resistor strain gages

  Transducers (a/k/a load cells) utilizing foil resistor strain gages

  Electronic instruments that measure and control output of transducers utilizing foil resistor strain gages, and instruments to measure strain

  Systems for process and force measurement control and on-board weighing

  Foil resistors and current sensors

  Design, planning, testing, troubleshooting, technical assistance, engineering assistance, training and similar services provided or performed by VPG on behalf of its customers in connection with any of the foregoing

  Any additional products as long as such products do not overlap (i.e. compete) with any products within the product range of VSH or any of its subsidiaries as constituted immediately following the Effective Date.

SCHEDULE C

NON-EXHAUSTIVE LIST OF
PERMISSIBLE USES OF PRECISION BY VSH

1.       “Vishay” and “precision” separated, other than by a blank, e.g.

  Vishay’s precision …
  Vishay – precision …
  Vishay: precision …
  … Vishay. Precision …. (end and start of sentences)
2.       Vishay Logo followed with “Precision” in text.

3.       “Vishay + brand + precision”, e.g.

  Vishay Sfernice Precision …
  Vishay Sfernice precision pots
  Vishay Sfernice precision metal film resistors
  Vishay Sfernice precision wire wound resistors
  Vishay Dale Precision ….
  Vishay Spectrol precision ….
  Vishay Spectrol precision pots
  Vishay BCcomponents Precision ….
  Vishay Spectrol Ultra Precision Hall effect Rotary position sensor
  Vishay Dale Precision Wire Wound Resistors
4.       “Vishay + technology + precision”, e.g.

  Vishay Film capacitors precision
  Vishay Thin film precision resistors (Dale TFNA, Sfernice)
  Vishay Thin Film Precision Networks
5.       “Precision…” at the beginning of a sentence (i.e. preceded by no word), e.g.

  Precision wire wound resistors (Dale)
  Precision power (Dale)
  Precision film (Dale)
  Precision Thin Film (Dale - TFNA)
  Precision Thin Film Technology (Dale - TFNA)
  Precision Low TCR Thin Film (Dale - TFNA)

SCHEDULE C
(continued)

  Precision Non Magnetic Thin Film Resistors (Dale - TFNA)
  Precision Automotive Thin Film (Dale - TFNA)
  Precision Matched Pair resistors SOT-23
  Precision Ultra Frequency Resistors (FC series in Thin Film)
  Precision MKP 416…20 (film capacitors)
  Precision Thin Film Chip Resistor Arrays (Draloric Beyschlag)
  Precision Thin Film Chip Resistors (Draloric Beyschlag)
  Precision Wire wound Cemented Resistors (Draloric Beyschlag)
  Precision film capacitors
  Precision 1% to 2%…KP 1830 (film capacitors)
  Precision Feel Rotary Potentiometers (Spectrol 21P)
6.       Other uses of word “precision” where preceded by various words, e.g.

  KP Polypropylene film / foil precision capacitors
  High Precision Thin Film Chip Resistor
  High Precision MELF Resistor
  High Precision MINI-MELF Resistor
  High Precision Thin Film Leaded Resistor
  High Precision Metal Film Leaded Resistor
  High Precision Thin Film Chip Resistor Arrays
  High precision …(Dale)
  Very High Precision Thin Film Chip Resistor
  Very High Precision MELF Resistor
  Very High Precision MINI-MELF Resistor
  Very High Precision Thin Film Leaded Resistor
  Very High Precision Metal Film Leaded Resistor
  Very High Precision Thin Film Chip Resistor Arrays
  Ultra Precision Thin Film Chip Resistor Arrays
  Ultra Precision Thin Film Chip Resistor
  Ultra Precision MELF Resistor
  Ultra Precision MINI-MELF Resistor
  Ultra Precision Thin Film Leaded Resistor

SCHEDULE C
(continued)

  Ultra-Precision Thin Film Flat Chip Resistors
  Ultra Precision Metal Film Leaded Resistor
  Ultra Precision Silicon Based RF Capacitors
  Cemented Wirewound Precision Resistors
  Semi Precision Thick Film Chip Resistors
  Frequency Precision Surface mount Inductors
  ACAC 0612 Precision Thin Film Chip Resistor Arrays
  ACAS 0612 AT Precision Thin Film Chip Resistor Arrays
  ACAS 0606 AT Precision Thin Film Chip Resistor Arrays
7.       “Precision …” in a sentence following “Vishay Intertechnology Inc.”, e.g.

  “Vishay Intertechnology Inc. Precision …”

SCHEDULE D

LICENSED DOMAIN NAMES

vishayprecision
vishayfoilresistors
vishaymeasurementsgroup
vishaymg
vishaynobel
vishaypg
vishaypgloadcells